Item 16(d).- SCHEDULE FOR COMPUTATION OF PERFORMANCE OUOTATIONS.

The average annual total return for each series of the Registrant set forth in Part A was calculated as follows:



          P(I + T)n = ERV

Where: P = a hypothetical ifiitial payment of $1,000 T = average annual total return

n = number of years

        ERV = The redeemable value at the end of each period of the initial hypothetical $1,000 payment made at the beginning of each period.



The ending redeemable value of a hypothetical $1,000 payment made at the beginning of each period was calculated as follows:



Step 1 - Initial investment divided BY beginning Net Asset Value per share ("NAVII) equals initial number of shares.



Step 2 - Convert initial shares to ending shares assuming timely reinvestment of all distributions. Initial number of shares times each distribution equals the dollar amount to be reinvested. The dollar amount to be reinvested divided by the NAV on the day of reinvestment equals number of new shares purchased. The number of new shares purchased at each distribution plus the initial number of shares equals ending shares.



Step 3 - Determine value of ending shares. Number of ending shares times ending NAV equals ending value.



     It is assumed that all distributions are reinvested on the exdividend date at the then current NAV.



The relevant NAV for each series used in calculating the performance figures in Part A is set forth below:



              MUTUAL         MUTUAL          MUTUAL
              SHARES        QUALIFIED        BEACON

12/31/91      $64.49         $21.18          $23.36

12/31/90      $56.39         $18.37          $20.80

12/31/86      $60.39         $20.04          $18.64

1/09/85        ---            ---            $14.07

12/31/81     $40.23           $11.80         $11.46


     The relevant distributions and reinvestment,NAV for each of the series for the past ten years were as follows:


              MUTUAL SHARES        MUTUAL OUALIFIED      MUTUAL BEACON

                     Dist.      NAV      Dist.      NAV     Dist.        NAV

        1991         $2.73    63.27        .74    20.77          .77   22.87
        1991           .90    63.59        .30    20.74          .30   23.05
        1990          3.48   $56.16      $1.36   $18.29        $1.09  $20.69
        1990           .75    66.20        .25    21.82          .25   24.19
        1989          8.79    66.80       3.00    22.09         2.12   23.95
        1989          1.85    74.45        .75    24.76          .60   25.47
        1988          5.93    67.38       1.70    22.58         1.71   22.71
        1988          1.75    70.00        .75    23.16          .50   23.18
        1987          5.26    58.12       1.67    19.45         1.55   19.57
        1987          1.35    71.24        .65    23.77          --       --
        1986          2.40    60.08        .85    19.89         1.25   18.40
        1986          3.25    60.08       1.00    19.89          --      --
        1986           .21    64.07        .16    21.10
        1986          1.00    64.83        .40    21.45          --       --
        1985          5.00    57.08       1.60    19.02          .25   16.71
        1985          1.00    55.37        .18    18.35          --       --
        1984          5.25    50.17       1.30    16.70          --       --
        1984          1.00    51.02        .18    16.57          .25   13.54
        1983          5.00    50.72       1.62    16.34          --       --
        1983          1.00    50.18        .10    15.77          .20   14.55
        1982          3.80    42.54        .55    13.50          .17   12.51
        1982          1.00    36.74         --       --          .21   10.34
        1981          4.50    39.40       1.55    11.72          .17   10.65
        1981           .80    44.57         --       --          .21   11.94